Exhibit 10.5

W.W. GRAINGER, INC.
2015 Incentive Plan
Performance Restricted Stock Unit Agreement

This Performance Restricted Stock Unit Agreement (this "Agreement"), dated as of April 2, 2018 (the "Grant Date"), is entered into between W.W. Grainger, Inc., an Illinois corporation (the "Company"), and you as the executive (the "Executive"), who is employed by the Company or a Subsidiary of the Company (the "Employer").

In consideration of the Executive's agreement to enter into an Unfair Competition Agreement with the Company concurrently with this Agreement on the Grant Date (the "Unfair Competition Agreement"), the Company desires to grant the Executive an award of performance restricted stock units (the "PRSUs"), providing for the issuance of shares of the Company's common stock ("Shares") pursuant to the W.W. Grainger, Inc. 2015 Incentive Plan (as may be amended from time to time, the "Plan") subject to the Company's attainment of certain long-term performance goals and the Executive agrees to enter into the Unfair Competition Agreement and accept such PRSUs on the terms and conditions set forth in this Agreement, the Plan and the Unfair Competition Agreement. Capitalized terms used but not defined in this Agreement have the meanings specified in the Plan.

In consideration of the mutual provisions set forth in this Agreement and in the Unfair Competition Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Grants
1.01    Grant. Subject to the terms and conditions of this Agreement, the Plan and the Unfair Competition Agreement (the terms of which are hereby incorporated herein by reference) and effective on the Grant Date, the Company hereby grants to the Executive the number of PRSUs (the "Target PRSUs") as specified in the April 2, 2018 award grant notice posted to the Executive's electronic investment account maintained with the brokerage firm/third party service provider engaged by the Company in connection with the administration of the Plan (the "Administrator"). Each PRSU represents a contractual right to receive one (1) Share upon the satisfaction of the terms and conditions of this Agreement. The actual number of PRSUs that may become vested and settled pursuant to this Agreement will depend on the Company’s average return on invested capital ("ROIC") during the period of January 1, 2018 through December 31, 2020 (the "Measurement Period"). For this purpose, ROIC means the Company’s operating earnings divided by its net working assets, as determined by the Committee in its sole discretion. The actual number of vested PRSUs will be determined in accordance with Section 2 below.

ARTICLE II
Provisions Relating to PRSUs

2.01    ROIC Target. The actual number of PRSUs subject to this Agreement shall be determined based upon the Company's achievement of the ROIC Target as follows (“Actual PRSUs”):

If the Company's average ROIC during the Measurement Period is:	Actual PRSUs:
Less than 18%	0% of the Target PRSUs
18% or more	100% of the Target PRSUs

For purposes of the foregoing, the level of achievement of the ROIC Target shall be determined by the Committee in its sole discretion by calculating the Company's return on invested capital for each applicable fiscal year by dividing (i) the Company's operating earnings for the applicable fiscal year, by (ii) the Company's net working assets for the applicable fiscal year. Further, the actual number of PRSUs subject to this Agreement based upon the Company's achievement of the ROIC Target shall be determined by applying straight-line interpolation rounded down to the nearest whole number of PRSUs. If the PRSUs vest, then in settlement of the PRSUs, the Executive will receive a number of shares of Common Stock equal to the number of PRSUs determined under this Section 2.01, subject, however, to the withholding provisions below. If the PRSUs do not vest, then they will be forfeited in full and the Executive shall have no further rights with respect to the award hereunder.

2.02    Vesting of PSUs. If the Executive remains continuously employed by the Employer (or any other Subsidiary or Affiliate) through the third anniversary of the Grant Date (the "PRSUS Vesting Date"), the actual number of PRSUs as determined pursuant to Section 2.01 shall become fully vested on such date and the Executive shall be entitled to receive the underlying Shares as provided herein. The PRSUs shall not vest before the PRSU Vesting Date unless otherwise provided or permitted by the Plan or this Agreement, and any PRSUs that do not vest shall be forfeited in full and the Executive shall have no further rights with respect to such PRSUs. Each PRSU that becomes vested as provided herein shall be settled in accordance with Section 2.06. No dividend equivalents will be paid on the shares of Common Stock underlying the PRSUs.

2.03    Effect of Termination of Employment. Except as otherwise stated in the Plan, if the Executive's employment or service is terminated prior to the PRSU Vesting Date for any reason whatsoever other than the Executive's death, Disability (defined below) or retirement, the PRSU shall be forfeited in their entirety. If the Executive is a resident of, or employed in, the United States, "Termination Date" shall mean the effective date of termination of the Executive's employment. If the Executive is a resident of, or employed outside of, the United States, "Termination Date" shall mean the earliest of (i) the date on which notice of termination is provided to the Executive, (ii) the last day of the Executive's active service with the Employer or (iii) the last day on which the Executive is an employee of the Employer, as determined in each case without including any required advanced notice period and irrespective of the status of the termination under local labor or employment laws.

2.04    Effect of Death, Disability or Retirement of the Executive. If the Executive’s employment or service is terminated prior to the PRSU Vesting Date due to death or Disability, the Executive will immediately become vested in the number of Actual PRSUs equal to 100% of the Target PRSUs. For purposes of this Agreement, "Disability" shall have the same meaning as defined in the Plan, subject to modification as may be required to conform to the laws, rules and regulations ("Laws") of the Executive's country of residence (and country of employment, if different). For the sake of clarity, the date of the Executive’s death or Disability shall be a PRSU Vesting Date. Each Actual PRSU that becomes vested as provided herein shall be settled in accordance with Section 2.06.

2.05 Effect of Retirement of the Executive. If the Executive’s employment or service is terminated prior to the PRSU Vesting Date due to the retirement of the Executive, the Executive will continue vesting in accordance with Section 2.02 as if the Executive had not been terminated. Each Actual PRSU that becomes vested as provided herein shall be settled in accordance with Section 2.06. For purposes of this Agreement, "retirement" shall mean the Executive’s termination of service with (i) 25 years of service, (ii) 20 years of service and attainment of age 55, or (iii) attainment of age 60.

2.06 Settlement. Upon the PRSU Vesting Date, the Company shall, as soon as practicable (but in no event later than 60 days following the applicable PRSU Vesting Date), settle the PRSU by registering Shares in the Executive's name and delivering such Shares to the Executive's electronic stock plan account maintained by the Administrator. At the discretion of the Committee, and subject to such policies and procedures as it may adopt from time to time, the Executive's PRSU may be settled in the form of: (i) cash, to the extent settlement in Shares (a) is prohibited under applicable Laws, (b) would require the Executive, the Company or the Employer to obtain the approval of any governmental and/or regulatory body in the Executive's country of residence (and country of employment, if different), or (c) is administratively burdensome or (ii) Shares, but the Company may require the Executive to immediately sell such Shares if necessary to comply with applicable Laws (in which case, the Executive hereby expressly authorizes the Company to issue sales instructions in relation to such Shares on the Executive's behalf).

ARTICLE III
Recoupment
3.01    Recoupment in Event of Misconduct. If the Company determines that the Executive has committed fraud against the Company or has engaged in any criminal conduct that involves or is related to the Company, or any other conduct that violates Company policy, and such Executive has received or is entitled to receive performance stock units, performance restricted stock units, stock options, restricted stock units or cash incentive compensation (collectively, "Incentive Compensation"), then the Company shall have the right to cancel the Incentive Compensation, require the return of shares of Common Stock acquired under the Plan, recapture any gain realized upon the sale of shares of Common Stock acquired under the Plan or take any other action it deems appropriate under the circumstances with respect to recouping the Incentive Compensation. The Company shall have sole discretion in determining whether the Executive's conduct was in compliance with applicable Law or Company policy and the extent to which the Company will seek recovery of the Incentive Compensation notwithstanding any other remedies available to the Company. If the Executive engages in misconduct or is believed to have engaged in misconduct, including but not limited to any violation of any of Executive's obligations under the Unfair Competition Agreement, the Company shall be entitled to take the actions outlined above for recouping the Incentive Compensation, as the Company deems appropriate under the circumstances.
3.02    Recoupment in Event of Materially Inaccurate Financial Results. If the Company has publicly filed materially inaccurate financial results (the "Subject Financials"), whether or not they result in a restatement, the Company has the discretion to recover any Incentive Compensation that was paid or settled to the Executive during the period covered by the Subject Financials as set forth herein. If the payment or settlement of Incentive Compensation would have been lower had the achievement of applicable financial performance goals been calculated based on restated financial results with respect to the Subject Financials, the Company may, if it determines it appropriate in its sole discretion, recover the portion of the paid or settled Incentive Compensation in excess of the payment or settlement that would have been made based on restated financial results. The Company will not seek to recover Incentive Compensation received or settled more than three (3) years after the date of the initial filing that contained the Subject Financials.
3.03    Implementation. For purposes of this Article III, the Executive expressly authorizes the Company to issue instructions, on behalf of the Executive, to the Administrator (and/or any other brokerage firm/third party service provider engaged by the Company to hold Shares and other amounts acquired under the Plan) to reconvey, transfer or otherwise return to the Company any Incentive Compensation subject to recoupment hereunder. Executive acknowledges and agrees that the Company's rights hereunder shall not be affected in any way by any subsequent change in the Executive’s status, including retirement or termination of employment (including due to death or Disability).

3.04    Forfeiture. To the extent any of the events set forth in Article 3 occur before the Executive receives any Incentive Compensation due hereunder, any such Incentive Compensation shall be forfeited as determined by the Company in its sole discretion.

ARTICLE IV
Tax
4.01 Tax-Related Items. Regardless of any action the Company or the Employer takes with respect to any or all income tax (including U.S. federal, state and local taxes or non-U.S. taxes), social insurance, payroll tax, payment on account or other tax-related withholding ("Tax-Related Items"), the Executive acknowledges and agrees that the ultimate liability for all Tax-Related Items legally due by the Executive is and remains the Executive's responsibility and that the Company and the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the PRSU, including the grant of the PRSU, the vesting of the PRSU, the subsequent sale of any Shares acquired pursuant to the PRSU and the receipt of any dividends and (ii) do not commit to structure the terms of the grant or any aspect of the PRSU to reduce or eliminate the Executive's liability for Tax-Related Items.
4.02    Tax Withholding Obligations. Prior to the delivery of Shares (or cash) upon the vesting of the PRSU, if the Executive's country of residence (and country of employment, if different) requires withholding of Tax-Related Items, the Company shall withhold a sufficient number of whole Shares otherwise issuable upon the vesting of the PRSU that have an aggregate Fair Market Value sufficient to pay the Tax-Related Items required to be withheld with respect to the Shares or the cash equivalent. Depending on the withholding method specified in the Plan, the Company may withhold or account for Tax-Related Items by considering applicable statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case the Company shall make a cash payment to the Executive equal to the over-withheld amount, if applicable, as soon as administratively practicable. The cash equivalent of the Shares withheld will be used to settle the obligation to withhold the Tax-Related Items. In the event that the withholding of Shares is prohibited under applicable Law or otherwise may trigger adverse consequences to the Company or the Employer, the Company and the Employer may withhold the Tax-Related Items required to be withheld with respect to the Shares in cash from the Executive's regular salary and/or wages or any other amounts payable to the Executive, or may require the Executive to personally make payment of the Tax-Related Items required to be withheld. In the event the withholding requirements are not satisfied through the withholding of Shares by the Company or through the withholding of cash from the Executive's regular salary and/or wages or other amounts payable to the Executive, no Shares will be issued to the Executive (or the Executive's estate) upon vesting of the PRSU unless and until satisfactory arrangements (as determined by the Committee) have been made by the Executive with respect to the payment of any Tax-Related Items that the Company or the Employer determines, in its sole discretion, must be withheld or collected with respect to such PRSUs. If the obligation for the Executive's Tax-Related Items is satisfied by withholding a number of Shares as described herein, the Executive shall be deemed to have been issued the full number of Shares issuable upon vesting, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Items due as a result of the vesting or any other aspect of the PRSU.
The Executive will pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of the Executive's participation in the Plan or the Executive's acquisition of Shares that cannot be satisfied by the means described in this Article IV. The Company may refuse to deliver any Shares due upon vesting of the PRSU if the Executive fails to comply with his or her obligations in connection with the Tax-Related Items as described herein. If the Executive is subject to taxation in more than one jurisdiction, the Executive acknowledges that the Company, the Employer or one or more of their respective Subsidiaries may be required to withhold or account for Tax-Related Items in more than one jurisdiction. The Executive hereby consents to any action reasonably taken by the Company and the Employer to meet his or her obligation for Tax-Related Items. By accepting this grant of the PRSU, the Executive expressly consents to the withholding of Shares and/or withholding from the Executive's regular salary and/or wages or other amounts payable to the Executive as provided for hereunder. All other Tax-Related Items related to the PRSU and any Shares delivered in payment thereof are the Executive's sole responsibility.

ARTICLE V
International Arrangements
5.01 Exchange Controls. As a condition to this PRSU award, the Executive agrees to comply with any applicable foreign exchange Laws and hereby consents to any necessary, appropriate or advisable actions taken by the Company, the Employer or any of their respective Subsidiaries as may be required to comply with any applicable Laws of the Executive's country of residence (and country of employment, if different).
5.02    Foreign Asset and Account Reporting Requirements. The Executive acknowledges that there may be certain foreign asset and/or account reporting requirements, which may affect the Executive's ability to acquire or hold Shares acquired under the Plan or cash received from participating in the Plan (including from any dividends or dividend equivalent payments) in a brokerage or bank account outside the Executive's country of residence (and country of employment, if different). The Executive may be required to report such accounts, assets or transactions to the tax or other authorities in the Executive's country of residence (and country of employment, if different). The Executive acknowledges and agrees that it is his or her personal responsibility to be compliant with such Laws.

5.03    Country Specific Addendum. Notwithstanding any provisions of this Agreement to the contrary, the PRSU shall be subject to any special terms and conditions for the Executive's country of residence (and country of employment, if different) set forth in the addendum to this Agreement ("Addendum"). If the Executive transfers residence and/or employment to another country reflected in an Addendum at the time of transfer, the special terms and conditions for such country will apply to the Executive to the extent the Company determines, in its sole discretion, that the application of such special terms and conditions is necessary or advisable in order to comply with local Laws or to facilitate the operation and administration of the PRSU and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate the Executive's transfer). In all circumstances, any applicable Addendum shall constitute part of this Agreement.
5.04    Controlling Language. The Executive acknowledges and agrees that it is the Executive's express intent that this Agreement, the Plan, the Unfair Competition Agreement and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the PRSU be drawn up in English. If the Executive has received this Agreement, the Plan, the Unfair Competition Agreement or any other documents related to the PRSU translated into a language other than English and the meaning of any translated version is different than the English version, the English version will control.
ARTICLE VI
Miscellaneous
6.01 Restriction on Transferability. Except to the extent expressly provided in the Plan or this Agreement, the PRSUs may not be sold, transferred, pledged, assigned, or otherwise alienated at any time other than by will or by the laws of descent and distribution. Any attempt to do so contrary to the provisions hereof shall be null and void.
6.02 Rights as Shareholder. The Executive shall not have voting or any other rights as a shareholder of the Company with respect to the Shares issuable upon the vesting of PRSUs until the date of issuance of such Shares. Upon settlement of the PRSU, the Executive will obtain, with respect to the Shares received in such settlement, full voting and other rights as a shareholder of the Company.
6.03 Administration. The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Executive, the Company, and all other Persons. No member of the Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or this Agreement.
6.04 No Employment Rights. This Agreement and the Executive's participation in the Plan are not and shall not be interpreted to: (i) form an employment contract or relationship with the Company, the Employer or any of their respective Subsidiaries; (ii) confer upon the Executive any right to continue in the employ of the Company, the Employer or any of their respective Subsidiaries; or (iii) interfere with the ability of the Company, the Employer or any of their respective Subsidiaries to terminate the Executive's employment at any time.
6.05    Nature of Grant. In accepting the grant hereunder, the Executive acknowledges and agrees that: (i) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time; (ii) the Executive has read the Plan and any PRSUs granted under it shall be subject to all of the terms and conditions of the Plan, including but not limited to the power of the Committee to interpret and determine the terms and provisions of the Plan and this Agreement and to make all determinations necessary or advisable for the administration of the Plan, all of which interpretations and determinations shall be final and binding; (iii) the PRSU does not create any contractual or other right to receive future grants of PRSUs, benefits in lieu of PRSUs, or any other Plan benefits in the future; (iv) nothing contained in this Agreement is intended to create or enlarge any other contractual obligations between the Company or the Employer and the Executive; (v) any grant under the Plan, including any grant of PRSUs, is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long service option, pension, or retirement benefits or similar payments; (vi) the Executive is voluntarily participating in the Plan; (vii) the future value of the Shares underlying the PRSU granted hereunder is unknown and cannot be predicted with certainty; and (viii) neither the Company, the Employer nor any of their respective Subsidiaries shall be liable for any change in value of the PRSU, the amount realized upon settlement of the PRSU or the amount realized upon a subsequent sale of any Shares acquired upon settlement of the PRSU, resulting from any fluctuation of the United States Dollar/local currency foreign exchange rate. Without limiting the generality of the foregoing, the Committee shall have the discretion to adjust the terms and conditions of any award of PRSUs to correct for any windfalls or shortfalls in such PRSU which, in the Committee's determination, arise from factors beyond the Executive's control; provided, however, that the Committee's authority with respect to any PRSU to a "covered employee," as defined in Section 162(m)(3) of the Code, shall be limited to decreasing, and not increasing, such PRSU.
6.06 Compliance with Law. The Company shall not be required to issue or deliver any Shares pursuant to this Agreement pending compliance with all applicable Laws (including any registration requirements or tax withholding requirements) and compliance with the Laws and practices of any stock exchange or quotation system upon which the Shares are listed or quoted. If the Executive resides or is employed outside of the United States, the Executive agrees, as a condition of the grant of the PRSUs, to repatriate all payments attributable to the Shares and/or cash acquired under the Plan (including, but not limited to, dividends and any proceeds derived from the sale of Shares acquired pursuant to the PRSUs) if required by and in accordance with local Laws in the Executive’s country of residence (and country of employment, if different). In addition, the Executive also agrees to take any and all actions, and consent to any and all actions taken by the Company, its Subsidiaries and the Employer, as may be required to allow the Company, its Subsidiaries and the Employer to comply with local Laws in the Executive’s country of residence (and country of employment, if different). Finally, the Executive agrees to take any and all actions as may be required to comply with the Executive’s personal legal and tax obligations under local Laws in the Executive’s country of residence (and country of employment, if different).
6.07 Amendment. This Agreement may be amended by a writing which specifically states that it is amending this Agreement executed by (i) the Company and the Executive, (ii) the Company (at the discretion of the Committee), so long as a copy of such amendment is delivered to the Executive, and provided that no such amendment having a material adverse affect on the rights of the Executive hereunder may be made without the Executive's written consent or (iii) the Company (at the discretion of the Committee) in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable Laws or any future Laws or judicial decisions.

6.08 Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Corporate Secretary. Any notice to be given to the Executive shall be addressed to the Executive at the address listed in the Employer's records or to the Executive's electronic investment account held at the Administrator. By a notice given pursuant to this Section 6.08, either party may designate a different address for notices. Any notice shall have been deemed given when actually delivered.
6.09 Severability. If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any provision of this Agreement (or part of such provision) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such provision (or part of such provision) to the fullest extent possible while remaining lawful and valid.
6.10 Construction. The PRSUs are being issued pursuant to Article 9 (Performance Shares/Performance Units) of the Plan. PRSUs are subject to the terms of the Plan. The Executive acknowledges receipt of the Plan booklet which contains the entire Plan, and the Executive represents and warrants that the Executive has read the Plan. Additional copies of the Plan are available upon request during normal business hours at the principal executive offices of the Company. To the extent that any provision of this Agreement violates or is inconsistent with an express provision of the Plan, the Plan provision shall govern and any inconsistent provision in this Agreement shall be of no force or effect. The words "including," "includes," or "include" are to be read as listing non-exclusive examples of the matters referred to, whether or not words such as "without limitation" or "but not limited to" are used in each instance.
6.11 Waiver of Right to Jury Trial. EACH OF THE PARTIES KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THE PRSUs, THE PLAN OR THIS AGREEMENT.
6.12 Waiver; No Third Party Beneficiaries. A waiver by the Company of a breach of any provision of this Agreement by the Executive shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Executive. This Agreement shall not be construed to create any third party beneficiary rights.
6.13 Data Privacy.
(i) Pursuant to applicable personal Data (defined below) protection laws, the collection, use, processing and transfer of the Executive's personal Data is necessary for the Company's administration of the Plan and the Executive's participation in the Plan. The Executive expressly and voluntarily (a) acknowledges, consents and agrees to the collection, use, processing and/or transfer of personal Data as described herein; (b) authorizes the Company, its Subsidiaries and the Employer to transfer Data, in electronic or other form, to each other and to any third parties, including the subsequent holding of Shares on the Executive's behalf to a broker or other third party with whom the Executive may elect to deposit any Shares acquired pursuant to the Plan, to assist the Company in the implementation, administration and management of the Plan. These recipients may be located throughout the world. For purposes of this Section 6.13, "Data" means certain personal information about the Executive including (but not limited to) the Executive's name, home address and telephone number, date of birth, social security number or other employee identification number, email address, salary, nationality, job title, any Share ownership and details of any PRSU or any other entitlement to Shares awarded, canceled, purchased, vested, unvested or outstanding in the Executive's favor for the purpose of managing and administering the Plan.
(ii) Data may be provided by the Executive or collected, where lawful, from third parties. The Company, its Subsidiaries, the Employer and any third party service providers will process the Data collected hereunder for the purpose of implementing, administering and managing the Executive's participation in the Plan. Data processing will take place through electronic and non-electronic means in accordance with applicable Law and the Company, its Subsidiaries and the Employer's policies and procedures as in effect from time to time. The Executive may, at any time, seek to exercise his or her rights provided under applicable personal Data protection laws by contacting his or her local human resources manager.
(iii) Upon request of the Company or the Employer, the Executive agrees to provide an executed data privacy consent form (or any other agreements or consents that may be required by the Company and/or the Employer) that the Company and/or the Employer may deem necessary to obtain from the Executive for the purpose of administering the Executive's participation in the Plan in compliance with the data privacy laws in the Executive’s country of residence (and country of employment, if different), either now or in the future.  The Executive understands and agrees that the Executive will not be able to participate in the Plan if the Executive fails to provide any such consent or agreement requested by the Company and/or the Employer.
6.14    Private Placement. The grant of the PRSUs is not intended to be a public offering of securities in the Executive's country of residence (and country of employment, if different). The Company has not submitted any registration statement, prospectus or other filing with the local securities authorities (unless otherwise required under local Laws).
6.15    No Advice Regarding Grant. The Company and the Employer are not providing any tax, legal or financial advice, nor is the Company or the Employer making any recommendations regarding the PRSU, the Executive's participation in the Plan or the Executive's acquisition or sale of the underlying Shares. The Executive is hereby advised to consult with the Executive's own personal tax, legal and financial advisors regarding participation in the Plan before taking any action related to the Plan or the Agreement.
6.16     Securities Law Restrictions. The Executive acknowledges that, depending on the Executive's country of residence (and country of employment, if different) or where the Company Shares are listed, the Executive shall be subject to insider trading restrictions and/or market abuse Laws, which may affect the Executive's ability to acquire, sell or otherwise dispose of Shares, rights to Shares (e.g., PRSUs) or rights linked to the value of Shares during such times as the Executive is considered to have "inside information" regarding the Company or its business (as defined by the local Laws in the Executive's country of residence and/or employment). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Executive placed before the Executive possessed inside information. Furthermore, the Executive could be prohibited from (i) disclosing the inside information to any third party (other than on a "need to know" basis) and (ii) "tipping" third parties (including other employees of the Company and its Subsidiaries) or causing them otherwise to buy or sell securities. Any restrictions under these Laws are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading or other policy. The Executive solely is responsible for ensuring compliance with any applicable restrictions and should consult with his or her personal legal advisor on this matter.

6.17    EU Age Discrimination Rules. If the Executive is a local national of and employed in a country that is a member of the European Union, the grant of the PRSUs and the terms and conditions governing the PRSUs are intended to comply with the age discrimination provisions of the EU Equal Treatment Framework Directive, as implemented into local law (the "Age Discrimination Rules"). To the extent that a court or tribunal of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, in whole or in part, under the Age Discrimination Rules, the Company, in its sole discretion, shall have the power and authority to revise or strike such provision to the minimum extent necessary to make it valid and enforceable to the full extent permitted under local Laws.
6.18    Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the PRSUs granted to the Executive under the Plan by electronic means. The Executive hereby expressly consents to receive such documents by electronic delivery and agrees to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.
6.19    Governing Law; Jurisdiction. This Agreement shall be exclusively governed by, and construed in accordance with, the Laws of the State of Illinois without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Illinois or of any other jurisdiction) that would cause the application of the laws of a jurisdiction other than the State of Illinois. All disputes and controversies arising between the parties are to be submitted for determination exclusively to the federal or state courts of the State of Illinois and by accepting the grant of PRSUs, the Executive expressly consents to the jurisdiction of such courts. Notwithstanding the foregoing, the Company may at its option seek interim and permanent injunctive relief before any competent court, tribunal or judicial forum, which in the absence of the foregoing provision, would have jurisdiction to grant the relief sought.
6.20    Entire Agreement. The Plan, this Agreement (including any applicable addendum) and the Unfair Competition Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede, in their entirety, all prior undertakings and agreements of the Company and the Executive with respect to the subject matter hereof.
[Signature Page Follows]
IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer and the Executive acknowledges and agrees that by clicking on the box next to this Agreement in the section "Read and Acknowledge PRSU Documents" on the screen titled "PRSU Acceptance, " the Executive expressly agrees to be bound by the terms and conditions of the PRSU, including Executive's electronic signature constituting the sole and exclusive means of executing this Agreement.
W.W. GRAINGER, INC.

By:
Name:    DG Macpherson
Title:    Chairman & Chief Executive Officer

By:
Executive Signature

Date:    April 2, 2018